                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                           Three Months Ended
                                                                March 31,
                                                                ---------
                                                            2000        1999
                                                            ----        ----

Income before federal income taxes and cumulative
    effect of changes in accounting principles             $  444      $ 451
Interest                                                       34         40
Portion of rentals deemed to be interest                       12         11
                                                           ------      -----
Earnings available for fixed charges                       $  490      $ 502
                                                           ======      =====

Fixed charges:
     Interest                                              $   34      $  40
     Portion of rentals deemed to be interest                  12         11
                                                           ------      -----
     Total fixed charges                                   $   46      $  51
                                                           ======      =====

Ratio of earnings to fixed charges                         10.65x      9.84x
                                                           ======      =====


The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.